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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in the Registration Statement of Financial Security Assurance Holdings Ltd. on Form S-3, relating to the shelf registration of $650,000,000 of debt securities, common stock, stock purchase contracts, stock purchase units and preferred stock to be sold in one or more primary offerings of:

1.
Our report dated February 4, 2002, on our audits of the consolidated balance sheets of Financial Security Assurance Holdings Ltd. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001 and on our audits of the financial statement schedule relating to the consolidated financial statements of Financial Security Assurance Holdings Ltd. and Subsidiaries, which report is included in Financial Security Assurance Holdings Ltd.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001; and

2.
Our report dated February 4, 2002, on our audits of the consolidated balance sheets of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, which report is included in exhibit 99 to Financial Security Assurance Holdings Ltd.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

        We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement.

By:	/s/ PRICEWATERHOUSECOOPERS LLP PricewaterhouseCoopers LLP

        October 7, 2002

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CONSENT OF INDEPENDENT ACCOUNTANTS